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EXHIBIT 21


                         FLOUR CITY INTERNATIONAL, INC.
                            SIGNIFICANT SUBSIDIARIES

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                Name of subsidiary                 Percent Ownership   Jurisdiction of Incorporation
Flour City Architectural Metals, Inc.                    100%                    Delaware

Flour City Arlo Corporation                               55%                   Philippines

Flour City Architectural Metals (Pacific) Ltd.           100%             British Virgin Islands

Flour City Architectural Metals (L) Ltd.                 100%                Labuan, Malaysia

Flour City Architectural Metals (Asia) Ltd.              100%                   Hong Kong

Flour City Architectural Metals (UK) Ltd.                100%                 United Kingdom

Flour City Architectural Metals Manufacturing Inc.       100%                    Delaware

Flour City Architectural Metals Manufacturing
(Zhuhai) Limited                                         100%            People's Republic of China
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